STOCK  PURCHASE  AGREEMENT

by  and  among

MADE2MANAGE  SYSTEMS,  INC.,


BRIDGEWARE,  INC.

and

SHAREHOLDERS  OF  BRIDGEWARE,  INC.












     Dated  as  of                             ,  1998

STOCK  PURCHASE  AGREEMENT


     THIS STOCK PURCHASE AGREEMENT ("Agreement"), dated as of the _____ day of ________________, 1998, is by and among Made2Manage Systems, Inc., an Indiana corporation (the "Acquiror"), Bridgeware, Inc., a California corporation
("Bridgeware") and the shareholders of Bridgeware set forth on Exhibit A attached hereto and made a part hereof (the "Sellers").

W  I  T  N  E  S  S  E  T  H:

     WHEREAS, the Acquiror is engaged in the business of developing, marketing, and supporting fully integrated business applications software;

     WHEREAS, Bridgeware and its Subsidiaries are engaged in the business of developing and marketing integrated software products for manufacturing supply chain management (the "Business");

     WHEREAS, each of the Sellers identified on Exhibit A hereto is the holder of the number of common shares of Bridgeware (the "Shares") set forth opposite each Seller's name on Exhibit Ahereto, which Shares constitute all of the issued and outstanding shares of Bridgeware;

     WHEREAS, the Acquiror desires to acquire from each of the Sellers, and each of the Sellers desires to sell to the Acquiror, the Shares on the terms and conditions set forth in this Agreement; and

     WHEREAS, Article XI of this Agreement lists certain defined terms used in this Agreement;

AGREEMENT:

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, representations and warranties contained in this Agreement, the parties hereto do hereby agree as follows:

ARTICLE  I.

PURCHASE  AND  SALE  OF  THE  SHARES

     Section 1.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein, at the Closing, each of the Sellers shall sell, convey, assign, transfer and deliver to the Acquiror the Shares owned by the Seller, and the Acquiror shall purchase, acquire and accept from the Sellers, all right, title and interest in and to the Shares.

     Section 1.02. Purchase Price. As payment in full of the purchase price for the Shares, at the Closing, the Acquiror shall deliver to the Sellers consideration in the amount of Four Million Five Hundred Thousand Dollars ($4,500,000) (the "Purchase Price") to be paid as follows:

          (a) Subject to adjustment and limitation as provided herein, One Million One Hundred Twenty-five Thousand Dollars ($1,125,000) of the Purchase Price will be paid in Acquiror Common Stock (the "Consideration Shares"), the number of which shall be equal to (i) $1,125,000 divided by (ii) the Value of the Acquiror Common Stock as of the Closing Date. Notwithstanding the above, the maximum number of Consideration Shares to be issued to the Sellers shall be 112,500 and the minimum number of Consideration Shares to be issued to the Sellers shall be 86,538. No fractional shares shall be issued to the Sellers. In the event that the Value of the Acquiror Common Stock as of the Closing Date is less than $10 or more than $13 or in the event that the Sellers would otherwise be entitled to receive fractional shares as a result of the calculation contained herein, the Cash Consideration to be paid to the Sellers as set forth below shall be adjusted, upward or downward, in an amount equal to the Value of the Consideration Shares that would or would not have been issued to the Sellers but for the limitations contained in this Section 1.02.

          (b) Subject to adjustment as provided herein, Three Million One Hundred Twenty-five Thousand Dollars ($3,125,000) will be paid to the Sellers at Closing by wire transfer of immediately available funds to the Sellers' Representative in accordance with his written instructions (the "Cash Consideration").

          (c) Two Hundred Fifty Thousand Dollars ($250,000) will be paid to the Escrow Agent in accordance with Section 1.04, below.

          (d) Each Seller shall receive at the Closing that number of Consideration Shares and that portion of the Cash Consideration calculated by multiplying his/her/its Fractional Interest by the total number of Consideration Shares and the total amount of the Cash Consideration as determined herein.

     Section 1.03. Purchase Price Adjustment. Notwithstanding anything to the contrary in this Agreement, the Purchase Price shall be adjusted after the Closing in the event that (a) Liabilities exceed Assets as of the Closing Date or (b) the Tax Attribute Value as of the Closing Date is less than $221,200. Bridgeware, or if prepared following the Closing Date, the Sellers, shall prepare a balance sheet for Bridgeware as of the Closing Date (the "Closing Date Balance Sheet") and an estimate of the Tax Attribute Value as of the Closing Date, each within 30 days following the Closing so as to determine the amount of Liabilities and Assets and the Tax Attribute Value. Pricewaterhouse Coopers LLP shall audit (in accordance with generally accepted accounting principles consistently applied) the Closing Date Balance Sheet and confirm the Tax Attribute Value as soon as practicable following the Closing but in no event later than 90 days following the Closing Date. In the event that the audited Closing Date Balance Sheet indicates that Liabilities exceed Assets as of the Closing Date, the Purchase Price shall be adjusted downward on a dollar-for-dollar basis by an amount equal to (i) the amount by which the Liabilities exceed the Assets as of the Closing Date and (ii) the amount by which the Tax Attribute Value as of the Closing Date is less than $221,200.

     If the parties agree with the results of the audit by Pricewaterhouse Coopers LLP, they shall indicate their agreement by notifying the Escrow Agent in writing within 30 days after delivery of the audit results to the parties, and the audit results and adjustment to the Purchase Price shall thereupon become final. If no party disputes the audit results by delivering written notice to the other parties within 30 days after delivery of the audit results to the parties, the adjustment to the Purchase Price shall be final.

     Notwithstanding any other provision of this Agreement, in the event there is a dispute with respect to the audit by Pricewaterhouse Coopers LLP and the adjustment to the Purchase Price to be made pursuant to this Section 1.03, the disputing party shall provide written notice to the other parties stating in reasonable detail the basis on which he, she or it, as the case may be, disputes the audit results and Purchase Price adjustment. Such written notice shall be delivered within 30 days after delivery of the audit results to the parties. In the event of such dispute, the parties shall attempt in good faith to resolve the dispute and shall, if they agree, deliver to the Escrow Agent written notice of the agreed upon adjustment to the Purchase Price in accordance with the terms of the Escrow Agreement, and the Purchase Price adjustment shall thereupon become final. If the parties are unable to agree upon an adjustment to the Purchase Price within 15 days following delivery of the notice of dispute as provided above, either party may, by written notice to the other, submit the matter for resolution to a nationally recognized accounting firm (other than Pricewaterhouse Coopers LLP or KPMG Peat Marwick) mutually acceptable to the parties and with which neither Bridgeware nor the Acquiror has a prior or anticipated relationship. In the event that neither party submits the matter for resolution as provided herein within 45 days after delivery of the notice of dispute as provided above, the audit results of Pricewaterhouse Coopers LLP and the Purchase Price adjustment as a result thereof shall become final.

     In the event that the dispute is submitted to a third party accounting firm as provided above, such third party accounting firm shall promptly render its decision based only upon the written submissions of each of the parties and written responses of the parties to such questions as the accounting firm deems relevant or appropriate in its sole judgment. The questions shall be addressed jointly to the parties. All parties agree to cooperate with the selected third party accounting firm, and the determination by such firm shall be made within 30 days following the submission to it of the dispute. The third party accounting firm shall deliver written notice of its determination to the Acquiror, the Sellers' Representative and the Escrow Agent. The third party accounting firm's decision shall be deemed to be an arbitration for all purposes under this Agreement and shall be final and binding upon the parties for all purposes. In the event that it is determined by the third party accounting firm that an adjustment in an amount in excess of $10,000 is required, the party against whom the dispute is resolved shall pay the fees of the third party accounting firm; otherwise, the party that submitted the dispute to the third-party accounting firm shall pay the fees of the firm.

     Section 1.04. Escrow. As a condition to Closing, $250,000 (the "Escrow Sum") shall be deposited with the Escrow Agent pursuant to an escrow agreement to be substantially in the form of Exhibit 1.04 hereto (the "Escrow Agreement"). In the event that an adjustment to the Purchase Price is required as set forth in Section 1.03, the amount of the adjustment shall be paid first from the Escrow Sum on the terms and conditions set forth in the Escrow Agreement. To the extent that the Escrow Sum is insufficient to cover the amount of the adjustment, the Sellers shall immediately pay to the Acquiror the deficiency by wire transfer of immediately available funds.

     Section 1.05. Other Actions. The Acquiror, Bridgeware and the Sellers each shall take all such action as may be reasonably necessary or appropriate in order to effectuate the transactions contemplated by this Agreement. If, after the Closing, any further action by Bridgeware or the Acquiror is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Bridgeware or the Acquiror, as the case may be, shall have the authority to take that action.

ARTICLE  II.

REPRESENTATIONS  AND  WARRANTIES  OF  THE  SELLERS
WITH  RESPECT  TO  BRIDGEWARE

     As a material inducement to the Acquiror to enter into this Agreement, to enter into all other agreements and documents executed by the Acquiror in connection with this Agreement and to consummate the transactions contemplated hereby and thereby, the Sellers jointly and severally represent and warrant to the Acquiror that:

     Section 2.01. Organization; Power; and Qualification. Each of Bridgeware and its subsidiaries (each a "Subsidiary" and collectively the "Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority and all governmental licenses, authorizations, consents and approvals necessary to own, lease and operate its properties and to carry on the Business as it is now being conducted. Each of Bridgeware and its Subsidiaries is duly qualified to transact business as a foreign corporation and is in good standing in every jurisdiction in which such qualification is necessary because of the nature of the properties owned, leased or operated by it or the nature of the business conducted by it, except in such jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The jurisdictions in which Bridgeware and each Subsidiary are qualified to transact business are set forth on Schedule
2.01 hereto. Neither Bridgeware nor any of its Subsidiaries has any subsidiaries or Affiliates other than as set forth on Schedule 2.01, and neither Bridgeware nor any of its Subsidiaries owns any capital stock or other equity interest of record or beneficially in any corporation, association, trust, partnership, joint venture or other entity or has any agreement to acquire any such capital stock or other equity interest. Complete and correct copies of the Articles of Incorporation, Bylaws and other organizational documents of Bridgeware and each Subsidiary, each as amended to the date hereof, have been delivered to the Acquiror.

     Section 2.02. Authority; Power; and No Violation. The execution and delivery of this Agreement by Bridgeware has been authorized by all necessary corporate action on the part of Bridgeware. Bridgeware has the requisite corporate power and authority to execute and deliver this Agreement, and to take any and all other actions required to be taken, directly or indirectly, by it pursuant to the provisions of this Agreement. This Agreement constitutes the legal, valid and binding obligation of Bridgeware enforceable against Bridgeware in accordance with its terms. The execution and delivery of this Agreement, and the fulfillment and compliance with the terms and conditions hereof will not:
(a) conflict with, violate, result in a breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation, or acceleration under any provision of the Articles of Incorporation or Bylaws of Bridgeware or any of the terms, conditions or provisions of any note, lien, bond, mortgage, indenture, license, lease, contract, commitment, agreement, understanding, arrangement, restriction, or other instrument or obligation to which Bridgeware is a party or by which Bridgeware's properties or assets or the Business may be bound; (b) violate any law, rule or regulation of any government or governmental agency or body, or any judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental agency or body applicable to Bridgeware or any of its properties, assets, or outstanding shares or other securities; or (c) constitute an event which, with or without notice, lapse of time, or action by a third party, could result in the creation of any Lien upon any of the assets or properties of Bridgeware, or cause the maturity of any liability, obligation, or debt of Bridgeware to be accelerated or increased.

     Section 2.03. Capital Structure of Bridgeware and its Subsidiaries and Related Matters. The total authorized, issued and outstanding capital stock of each of Bridgeware and its Subsidiaries is set forth on Schedule 2.03. All of the issued and outstanding shares of Bridgeware are owned by the Sellers, and, except as set forth on Schedule 2.03, all of the issued and outstanding shares of each Subsidiary are owned by Bridgeware. There are no classes of capital stock of Bridgeware or any Subsidiary authorized, issued or outstanding other than as set forth on Schedule 2.03. All outstanding shares of Bridgeware and its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. No class of shares of capital stock of Bridgeware or any Subsidiary is entitled to preemptive rights. There are no outstanding options, warrants or other rights of any kind to acquire any shares of Bridgeware's or any Subsidiary's capital stock, nor any outstanding securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any shares of Bridgeware's or any Subsidiary's capital stock. Neither Bridgeware nor any Subsidiary is committed to issue any such option, warrant, right or security.

     Section 2.04. Consents and Approvals. Except as set forth on Schedule 2.04(a), the execution, delivery, and performance of this Agreement by Bridgeware and the consummation by Bridgeware of the transactions contemplated hereby will not require any notice to, or consent, authorization, or approval from any court or governmental authority or any other third party. Except as set forth in Schedule 2.04(b), any and all notices, consents, authorizations, and approvals set forth on Schedule 2.04(a) have been or prior to the Closing will be made and obtained.

     Section 2.05. Transactions with Certain Persons. Except as incurred in the ordinary course of business and disclosed on the Financial Statements or except as set forth on Schedule 2.05, neither Bridgeware nor any Subsidiary is owed any amount from, owes any amount to, has any contracts with or has any commitments to: (a) the Sellers; (b) any key employee of Bridgeware; or (c) any other Subsidiary or Affiliate. No officer or director of Bridgeware or any Subsidiary (except in his or her capacity as such) has any direct or indirect interest in (i) any property or assets of Bridgeware or any Subsidiary (except as a shareholder), (ii) any competitor, customer, supplier or agent of Bridgeware or any Subsidiary or (iii) any Person which is a party to any contract or agreement with Bridgeware or any Subsidiary.

     Section 2.06. Financial Statements. Copies of the audited financial statements of Bridgeware and its Subsidiaries as of December 31, 1994, 1995 and 1996 in each of the years then ended and of the unaudited financial statements of Bridgeware and its Subsidiaries as of December 31, 1997 for the year then ended (collectively the "Annual Financial Statements"), and the consolidated, unaudited balance sheets and income statements of Bridgeware and its
Subsidiaries as of June 30, 1998 and for the six (6) months then ended (the "Interim Financial Statements") are attached hereto as Schedule 2.06 (collectively the "Financial Statements"). The Financial Statements are true, correct and complete in all material respects, and have been prepared from the books and records of Bridgeware and its Subsidiaries in accordance with generally accepted accounting principles, consistently applied. The balance sheets included in the Financial Statements fairly present the financial condition of Bridgeware and its Subsidiaries as of the date thereof, and the income statements and statements of cash flow fairly present the results of the operations and cash flows of Bridgeware and its Subsidiaries for the periods indicated. The Interim Financial Statements are subject to normal year-end adjustments necessary for a fair presentation of the financial condition or results of operation of Bridgeware and its Subsidiaries. The Financial Statements contain and reflect adequate provisions for all reasonably anticipated liabilities and adequate reserves for all reasonably anticipated losses, costs and expenses consistent with past practices, including reserves for uncollectible Accounts Receivable and claims under warranties in effect on the date hereof. A list of all Accounts Receivable owing to Bridgeware and its Subsidiaries, which shall indicate the date upon which such Accounts Receivable are or were due and payable, has been delivered to the Acquiror.

     Section 2.07. Outstanding Debt and Related Matters. All outstanding Debt of Bridgeware and its Subsidiaries is set forth in the Financial Statements
("Existing Debt"). There exists no default under the provisions of any instrument evidencing such Existing Debt or of any agreement relating thereto. Neither Bridgeware nor any Subsidiary has guaranteed any obligation of any Person, and except as set forth on Schedule 2.07, neither the Sellers nor any other Person has guaranteed any obligation of Bridgeware or any Subsidiary, including obligations with respect to Existing Debt. All Existing Debt can be prepaid at any time without penalty.

     Section 2.08. Taxes. Each of Bridgeware and its Subsidiaries has or will have filed prior to or on the Closing Date all Tax returns, declarations, statements, reports and forms (including estimated Tax returns and reports) required to be filed by it or on its behalf on or before the Closing Date with any Taxing Authority (collectively, the "Returns"). The Returns have been or will be filed when due in accordance with all applicable laws and were or will be correct and complete in all material respects. Each of Bridgeware and its Subsidiaries has or will have timely paid, withheld or made reasonable provision for all Taxes shown as due and payable in the Returns. Except as set forth on
Schedule 2.08, neither Bridgeware nor any Subsidiary has requested nor will it request prior to or on the Closing Date an extension of time within which to file or send any Return which has not since been filed or sent. Neither Bridgeware nor any Subsidiary has and will not have granted prior to or on the Closing Date any extension or waiver of the limitation period applicable to any Returns to any Taxing Authority. Except as set forth on Schedule 2.08, there is no claim, audit, action, suit, proceeding, or investigation pending or, to the knowledge of the Sellers, threatened against, or with respect to Sellers or Bridgeware or any Subsidiary in respect of any Tax. Neither Bridgeware nor any Subsidiary has made any payments or is obligated to make any payments that are not or will not be deductible under Section 280G of the Code. Neither Bridgeware nor any Subsidiary is subject to any penalty by reason of a violation of any order, rule or regulation of, or with respect to any Return or any other return or report required to be filed with, any Taxing Authority. Neither
Bridgeware nor any Subsidiary has any pending requests for rulings with any Taxing Authority. There are no Liens for Taxes upon the assets of Bridgeware or any Subsidiary except Liens for current Taxes not yet due. Neither Bridgeware nor any Subsidiary has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, or except for the obligations set forth in this Agreement, is currently under any contractual obligation to indemnify any other Person with respect to Taxes or is a party to any material agreement providing for payments with respect to Taxes. None of the property owned or used by Bridgeware or any Subsidiary is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Code. The accruals and reserves for Taxes reflected in the Interim Financial Statements (not including any reserve for deferred Taxes) are adequate to cover all Taxes accruable through the date of such Interim Financial Statements (including interest and penalties, if any, thereon) in accordance with generally accepted accounting principles, consistently applied. None of the Sellers are persons other than United States persons within the meaning of the Code.

     Section 2.09. Compliance with Laws; No Default or Litigation. Except as set forth in Schedule 2.09:

          (a) To the knowledge of Sellers, neither Bridgeware nor any Subsidiary is in default or violation (nor is there any event which, with notice or lapse of time or both, would constitute a default or violation) in any respect (i) under any contract, agreement, lease, consent order, or other commitment to which it is a party or to which the Business or its assets is subject or bound, or (ii) under any law, rule, regulation, writ, injunction, order or decree of any federal, state or local court or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, including, without limitation, applicable laws, rules and regulations relating to environmental protection, antitrust, civil rights, health, and occupational health and safety;

          (b) There are no actions, suits, claims, investigations, or legal arbitration or administrative proceedings in progress, pending, or, to the knowledge of the Sellers, threatened by or against Bridgeware or any Subsidiary (or any of its assets or properties) whether at law or in equity, whether civil or criminal in nature, or whether before or by a federal, state, local or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign or any Person;

          (c) Neither Bridgeware nor any Subsidiary has been charged with or received any notice of any violation of any rule, regulation, ordinance, law, order, decree, or requirement relating to Bridgeware or any Subsidiary, its respective properties or assets, or the transactions contemplated by this Agreement; and

          (d) No action, suit, or proceeding has been instituted or threatened to restrain, prohibit, or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

     Section 2.10. Title to Property. Each of Bridgeware and its Subsidiaries has good, valid and marketable title to all of its properties, interests in properties and assets (other than those held by lease), real or personal, tangible or intangible, free and clear of all Liens, except for Liens for property taxes not yet due and payable.

     Section 2.11. Real Property. Neither Bridgeware nor any Subsidiary owns any real property.

     Section 2.12. Leased Real Property. Schedule 2.12 sets forth a list of all real property leased by Bridgeware or any Subsidiary from any third party or leased by a third party from Bridgeware or any Subsidiary (the "Leased Real
Property"; and the leases covering the Leased Real Property are collectively referred to herein as the "Real Property Leases"). Bridgeware has delivered true and complete copies of all Real Property Leases to the Acquiror. Except as set forth on Schedule 2.12, (i) neither Bridgeware nor any Subsidiary is in breach of or in default under any Real Property Lease; (ii) no party to any Real Property Lease has given Bridgeware or any Subsidiary notice of or made a claim with respect to any breach or default under any Real Property Lease; (iii) and to the knowledge of Sellers no events have occurred which with or without notice or lapse of time or both would constitute a breach or default under any Real Property Lease. To the Sellers' knowledge, all of the Real Property Leases are in full force and effect and constitute legal, valid and binding obligations of Bridgeware or its Subsidiary, enforceable in accordance with their terms. Except as set forth on Schedule 2.12, neither Bridgeware or any Subsidiary has entered into any agreement relating to the sublease or any grant to any Person of a right to the use, occupancy or enjoyment of the property or any portion thereof. Except as set forth on Schedule 2.12, no consent of any lessor or lessee of the Leased Real Property is required in connection in the transactions contemplated by this Agreement.

     Section  2.13.  Personal  Property.

          (a) Schedule 2.13 sets forth, lists or otherwise describes all equipment, machinery, furniture, fixtures and improvements, tools, tooling, spare parts, and vehicles owned or leased by Bridgeware or any Subsidiary (including all leases of such property) or held for or use in the Business (the "Personal Property"). Except as set forth in Schedule 2.13 and except for property held under lease or license, each of Bridgeware and its Subsidiaries has good, valid and marketable title to the Personal Property owned by it free and clear of Liens, except for Liens for property taxes not yet due and payable, or has, to the knowledge of Sellers, good, valid and transferable leasehold interest in, the Personal Property. Schedule 2.13 identifies which Personal
Property is subject to a lease or license with total remaining obligations (determined as of the date of the Interim Financial Statements) in excess of $25,000. True and complete copies of all such leases have been or will be, prior to the Closing, delivered to the Acquiror, and each of such leases is in full force and effect and constitutes a legal, valid and binding obligation of Bridgeware or a Subsidiary, enforceable in accordance with its terms. Except as set forth in Schedule 2.13, no consent of any lessor of the Personal Property is required in connection with the transactions contemplated by this Agreement.

          (b) To the knowledge of Sellers, the Personal Property is in conformance with all applicable laws, rules, regulations, writs, injunctions, orders or decrees of any federal, state or local court or any federal, state or local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign including, without limitation, applicable zoning, environmental, motor vehicle safety, occupational safety and health laws and regulations.

     Section  2.14.  Contracts.

          (a) Schedule 2.14 lists all contracts, agreements, arrangements, commitments and leases, including all amendments thereto (other than those listed on Schedules 2.05, 2.12and 2.13), to which Bridgeware or any Subsidiary is a party or by which any of its assets or properties or the Business is bound or subject which has total remaining obligations (determined as of the date of the Interim Financial Statements) in excess of $25,000, other than contracts which may be terminated at any time without penalty, including without limitation, (the "Contracts"):

               (i) All agreements, arrangements, licenses or commitments relating to the Business including, without limitation, all software license and maintenance agreements;

               (ii) All agreements, arrangements or commitments relating to loans, lines of credit, security agreements, mortgages, guaranties or other payment obligations;

               (iii)     All  agreements  of  guaranty  or  indemnification;

               (iv) All agreements, contracts, and commitments containing any covenant limiting the right of Bridgeware or any Subsidiary to engage in any line of business or compete with any Person;

               (v) All leases with respect to any real or personal property used in or necessary to the operation of the Business, including but not limited to all leases for office space, tools, furniture, machinery, vehicles or equipment;

               (vi) All employment agreements, contracts, policies and commitments with or between Bridgeware or any Subsidiary and any of their respective employees, directors, or officers, including those relating to severance and payment of commissions;

               (vii) Contracts with suppliers and vendors of all items used by Bridgeware and its Subsidiaries in the ordinary course of business; and

               (viii)     All  joint  venture  or  partnership  agreements.

          (b) To the knowledge of the Sellers, all of the Contracts are valid and binding obligations of Bridgeware or a Subsidiary, are enforceable in accordance with their respective terms, are in full force and effect and, except as otherwise specified in Schedule 2.14, will continue in full force and effect without the consent of any other party so that, after the Closing, Bridgeware or a Subsidiary, as applicable, will be entitled to the full benefits thereof. Except as set forth in Schedule 2.14, none of the Contracts contains any provision that is triggered by a change in control of Bridgeware or by any of the transactions contemplated by this Agreement. Except as listed on Schedule 2.14, none of the Contracts listed pursuant to paragraph (a)(ii) of this Section
2.14 contains a provision imposing a penalty if any of the amounts due thereunder are prepaid. Except as disclosed in Schedule 2.14, there is no existing default or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights with respect to the Contracts. Copies of the Contracts in written form have been delivered or shall be delivered to the Acquiror prior to the Closing Date.

     Section 2.15. Suppliers. No supplier, vendor or subcontractor of Bridgeware or any Subsidiary accounting for 5% or more in aggregate purchases during the preceding 12 months has notified Bridgeware or the Sellers that it intends to terminate or change its relationship with Bridgeware or the Subsidiary.

     Section 2.16. Licenses and Permits. Schedule 2.16 lists all franchises, licenses, permits, certificates, approvals, consents, clearances, notifications, registrations, and other authorizations of Bridgeware and each Subsidiary (the "Permits"), and, to Sellers' knowledge, no other Permits are necessary to conduct the Business as now conducted. Except as set forth on Schedule 2.16, all of such Permits are registered in the name of Bridgeware or a Subsidiary. All such Permits are in full force and effect and will continue in full force and effect without the consent of any other party so that, after the Closing, Bridgeware and its Subsidiaries will be entitled to the full benefits of such Permits. There are no proceedings pending or, to the knowledge of the Sellers, threatened that may result in the revocation, termination, modification or nonrenewal of any of the Permits. Except as set forth on Schedule 2.16, all of the Permits will remain in full force and effect without the need to reapply for, or make any modification to, any such Permit or to obtain the consent of any other Person in the event that any of the Sellers ceases to be employed by Bridgeware or the Acquiror.

     Section 2.17. Labor Relations: Employees. As of the date of the Interim Financial Statements, Bridgeware and its Subsidiaries employed a total of 16 employees. Except as set forth in Schedule 2.17:

          (a) Bridgeware and each Subsidiary has paid in full or accrued to all of its employees all wages, salaries, commissions, bonuses, fringe benefit payments, and all other direct and indirect compensation of any kind for all services performed by each of them;

          (b) Bridgeware and each Subsidiary is in compliance with (i) all federal, state, and local laws, ordinances, and regulations dealing with employment and employment practices of any kind, and (ii) all wage and hour requirements and regulations;

          (c) There is no unfair labor practice, safety, health, discrimination, or wage claim, charge, complaint, or suit pending or, to the knowledge of the Sellers, threatened against or involving Bridgeware or any Subsidiary before the National Labor Relations Board, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, Department of Labor, or any other federal, state, or local agency;

          (d) There is no labor dispute, strike, work stoppage, interference with production, or slowdown in progress, threatened against, or involving
Bridgeware's  or  any  Subsidiary's  work  force  as  a  group;

          (e) There is no question of representation under the National Labor Relations Act, as amended, or any state equivalent thereof, pending with respect to the employees of Bridgeware or any Subsidiary;

          (f) There is no grievance pending or, to the knowledge of the Sellers, threatened which might have a material adverse effect on Bridgeware or any Subsidiary or on the conduct of the Business;

          (g) There exists no collective bargaining agreement to which Bridgeware or any Subsidiary is a party, and there is no collective bargaining agreement currently being negotiated, subject to negotiation, or renegotiation by Bridgeware or any Subsidiary; and

          (h) There is no dispute, claim, or proceeding pending with or, to the knowledge of the Sellers, threatened by the Immigration and Naturalization Service with respect to Bridgeware or any Subsidiary.

 Section  2.18.  Employee  Benefit  Plans.

          (a) Schedule 2.18 contains a list of each (i) employee welfare benefit plan (as defined in Section 3(1) of ERISA (hereinafter referred to as "Employee Welfare Benefit Plan") and (ii) employee pension benefit plan (as defined in Section 3(2) of ERISA) (hereinafter referred to as "Employee Pension Benefit Plan"), (A) which was maintained or administered by Bridgeware or any Subsidiary immediately prior to the Closing, (B) to which Bridgeware or any Subsidiary, contributed to, or was legally obligated to contribute to immediately prior to the Closing, or (C) under which Bridgeware or any Subsidiary had any liability immediately prior to Closing, with respect to its current or former employees or independent contractors. Solely for purposes of this Section 2.18, the Employee Welfare Benefit Plans and Employee Pension Benefit Plans are collectively referred to as "Employee Benefit Plans" and individually referred to as an "Employee Benefit Plan".

          (b) Prior to the Closing, the Sellers will provide the Acquiror with true and correct copies of (i) all Employee Benefit Plans listed on
Schedule 2.18, including all amendments thereto, (ii) the most recent summary plan description for each Employee Benefit Plan, and (iii) the most recently filed IRS Form 5500 for each Employee Benefit Plan.

          (c) To Sellers' knowledge, each of the Employee Benefit Plans is in compliance with the applicable provisions of ERISA and those provisions of the Code applicable to the Employee Benefit Plans, and each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified. None of the Employee Benefit Plans is subject to Title IV of ERISA or to Section 412 of the Code. To Sellers' knowledge, all contributions to, and payments from, the Employee Benefit Plans which may have been required to be made in accordance with the Employee Benefit Plans or the Code have been timely made. Each of the Employee Benefit Plans has been administered at all times in all material respects in accordance with its terms. There are (i) no pending investigations by any governmental agency involving the Employee Benefit Plans;
(ii) except with respect to this transaction, no termination proceedings involving the Employee Benefit Plans, and (iii) to Sellers' knowledge, no threatened or pending claims (except for claims for benefits payable in the normal operation of the Employee Benefit Plans), suits, or proceedings against any Employee Benefit Plan or assertion of any rights or claims to benefits under any Employee Benefit Plan.

          (d) No Employee Benefit Plan fiduciary has engaged in a "prohibited transaction" (as that term is defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any Employee Benefit Plan to the tax or penalty on prohibited transactions imposed by Section 4975 or the sanctions imposed under Title I of ERISA.

          (e) Bridgeware and its Subsidiaries are not obligated to contribute to any multi- employer plan (as defined in ERISA Section 3(37)).

          (f) Bridgeware and its Subsidiaries have complied with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the rules and regulations thereunder.

     Section  2.19.  Environmental  Compliance.  Except as set forth in Schedule
2.19:

          (a) To the knowledge of Sellers, Bridgeware and each Subsidiary has at all times complied with all applicable Environmental Requirements in the use of the Leased Real Property.

          (b) No Hazardous Material has ever been generated, manufactured, refined, used, transported, treated, stored, handled, disposed, transferred, produced, or processed by Bridgeware or any Subsidiary at, to, or on any Leased Real Property, and no Hazardous Material has ever been incorporated into any Leased Real Property by Bridgeware or any Subsidiary.

          (c) To Sellers' knowledge, there are no existing or potential Environmental Claims relating to any Leased Real Property. Neither Bridgeware nor the Sellers have received any notification, nor do the Sellers have any knowledge of, any alleged, actual, or potential responsibility for any disposal, release, or threatened release at any location of any Hazardous Material generated at or transported from any Leased Real Property by or on behalf of Bridgeware or any Subsidiary.

          (d) None of Bridgeware, the Subsidiaries or the Sellers has received any notice issued pursuant to the citizen's suit provision of any Environmental Requirement relating to any Leased Real Property.

          (e) None of Bridgeware, the Subsidiaries or the Sellers has received any request for information, notice, demand, letter, administrative inquiry, formal or informal complaint, or claim with respect to any Environmental Condition or violation of any Environmental Requirement relating to any Leased Real Property.

     Section  2.20.  Insurance.

          (a)     Schedule  2.20  sets  forth:

               (i) A list of all policies of title, liability, theft, fidelity, life, fire, product liability, workmen's compensation, health, and other forms of insurance held by Bridgeware and its Subsidiaries and specifies the insurer, deductibles, type of insurance and policy number; and

               (ii)     A  list  of  all  pending  claims  under  such policies.

          (b) The policies listed in Schedule 2.20 are in full force and effect, and all premiums due and payable with respect to such policies are currently paid. The Sellers have delivered to the Acquiror copies of all insurance policies listed on Schedule 2.20.

     Section 2.21. Power of Attorney. Schedule 2.21 contains a list of the names of all Persons holding general or special written powers of attorney from, or having authority to incur indebtedness on behalf of Bridgeware and a summary of the terms thereof.

     Section 2.22. No Changes. Except as set forth on Schedule 2.22, since the date of the Interim Financial Statements, neither Bridgeware nor any Subsidiary has, directly or indirectly, (a) incurred any liability or obligation of any nature (whether accrued, absolute, continent or otherwise) except in the ordinary course of business; (b) incurred any indebtedness for borrowed money or entered into any commitment to borrow money or guarantee, assumption, endorsement of, or other assumption of any liability; (c) sold, transferred or otherwise disposed of any assets other than in the ordinary course of business;
(d) declared or paid any dividend or made any distribution on any shares of its capital stock; (e) made any bonus or profit sharing distribution of any kind;
(f) conducted the Business or entered into any transaction except in the ordinary course of business consistent with past practice; (g) made any illegal payments to any Person; (h) made any changes to its Articles of Incorporation or Bylaws or other organizational document; (i) entered into any employment contract; or (j) entered into any material contract to purchase any Real Property.

     Section 2.23. Absence of Certain Business Practices. To Sellers' knowledge, none of Bridgeware, its Subsidiaries, Sellers or the personnel or other Persons acting on behalf of any of them has given or agreed to give, directly or indirectly, any gift or similar benefit to any customer, supplier, governmental employee, or other Person who is or may be in a position to help or hinder the business of Bridgeware or a Subsidiary (or assist Bridgeware or a Subsidiary in connection with any actual or proposed transaction relating to the Business), which might subject Bridgeware to any damage or penalty in any civil, criminal, or governmental litigation or proceeding or which, if not continued in the future, may have a material adverse effect on the Business.

     Section 2.24. Rights Under Warranties. Schedule 2.24 contains a list of all claims pending or, to the knowledge of Sellers, threatened, against Bridgeware and its Subsidiaries under any outstanding warranty as of the date hereof.

     Section 2.25. Minute Book and Stock Record Book. The minute books of Bridgeware and each Subsidiary contain complete and accurate, in all material respects, records of all official meetings and other official corporate actions of its stockholders or members and board of directors or managers, including committees of the board of directors. The stock record book of Bridgeware and each Subsidiary contains a complete and accurate record of the current ownership of all outstanding shares of capital stock of Bridgeware and each Subsidiary. All other books and records of Bridgeware and each Subsidiary are complete and accurate in all material respects.

     Section 2.26. Directors and Officers. Schedule 2.26 attached hereto identifies all of the directors and officers of Bridgeware and each Subsidiary on the date hereof.

     Section 2.27. Brokers' or Finders' Fees. Except as set forth on Schedule 2.27, no agent, broker, investment banker or other person or firm acting on behalf of Bridgeware, the Sellers, and/or any of their respective directors, executive officers or other representatives, or under the authority of any of them, is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with any of the transactions contemplated hereby.

     Section 2.28. Customers. Schedule 2.28 contains a list of all significant customers or clients of Bridgeware and its Subsidiaries which have paid Bridgeware or a Subsidiary, as applicable, $25,000 or more since entering into their contract or agreement with Bridgeware or its Subsidiary, as applicable, or which are obligated to pay to Bridgeware or a Subsidiary, as applicable, $25,000 or more over the remaining life of their contract or agreement with Bridgeware or its Subsidiary, as applicable (collectively, the "Customers"). The Sellers do not have any knowledge that any Customer is terminating or considering terminating its relationship with Bridgeware or its Subsidiary, as applicable, or is contemplating materially reducing the level of its business with Bridgeware or its Subsidiary, as applicable; provided, that, a Customer's failure to renew a maintenance agreement at the end of its term shall not be considered a material reduction in the level of its business for purposes of this Agreement. No customer or client of Bridgeware or any Subsidiary has claimed that any product of Bridgeware or its Subsidiaries has failed to perform properly or to the customers' or clients' satisfaction or failed to function in accordance with the product's specifications, user manuals and other descriptions, and, to the knowledge of the Sellers, there exists no fault, feature or circumstance which now or in the future could result in such a claim. Neither Bridgeware nor any Subsidiary has any obligation (contractual or otherwise) to support, maintain or make amendments to any products which it has sold or licensed more onerous than those obligations contained in the standard forms of maintenance and/or support agreements, copies of which have been provided to the Acquiror and a list of which are contained in Schedule 2.28, and neither Bridgeware nor any Subsidiary has agreed to take back any products or to effect amendments or provide updates for any products free of charge or otherwise or to issue any credit note or to write off or reduce indebtedness in respect of any products it has sold or licensed.

     Section 2.29. Disclosure. Neither this Agreement, nor the Exhibits and Schedules attached hereto contains or will contain any untrue statement of a material fact or, to Sellers' knowledge, omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

     Section  2.30.  Intellectual  Property.

          (a) The patents and inventions, registered and material unregistered trademarks and service marks, trade names and styles, logos and designs, trade secrets, technical information, engineering procedures, designs, know-how and processes (whether confidential or otherwise), software, copyrights and other intellectual property (including applications for any of the aforesaid), in each case under development, used or reasonably necessary to permit satisfactory operation of the business of Bridgeware and its Subsidiaries as presently constituted are collectively referred to hereinafter as the "Intellectual Property."

          (b) Schedule 2.30 identifies any and all Intellectual Property. Other than as disclosed on Schedule 2.30 Bridgeware and its Subsidiaries are the sole owners of all right, title and interest in and to the Intellectual Property. Schedule 2.30 also identifies each license and other agreement, oral or written, that: (i) relates to the granting by Bridgeware of any rights, including without limitation rights of use and ownership, in any of the Intellectual Property, other than standard software license agreements of Bridgeware (which have been provided to the Acquiror), and (ii) requires the payment to Bridgeware or a Subsidiary of at least $15,000 in the aggregate.

          (c) Other than as disclosed on Schedule 2.30, to the knowledge of the Sellers, no person has a right to receive a royalty, or has claimed a right to receive a royalty, with respect to any of the Intellectual Property. Other than as disclosed on Schedule 2.30, there are no claims or proceedings pending, or, to the knowledge of Bridgeware, threatened, against Bridgeware or any Subsidiary asserting that its use of any of the Intellectual Property infringes upon the rights of any other person. There is no basis for any claim that the use by Bridgeware or any Subsidiary of any of the Intellectual Property infringes upon the rights of any other person.

          (d) All patents, trademarks, trade names, service marks and copyrights listed on Schedule 2.30 are registered with the U. S. Patent and Trademark Office (or in the case of copyrights, with the U. S. Copyright Office), are valid and in full force and effect. Other than as disclosed on
Schedule 2.30, the rights of Bridgeware and its Subsidiaries in and to the Intellectual Property is, and at Closing will be, transferable as contemplated by this Agreement.

          (e) Except as disclosed on Schedule 2.30, Bridgeware is the sole and exclusive owner throughout the world of the software products listed on
Schedule 2.30 ("the Products"), including without limitation all copyrights, inventions, source code, object code and algorithms embodied therein. Except as disclosed on Schedule 2.30, no person other than Bridgeware has the right to market any source code of the Products to any person. Except as disclosed on
Schedule 2.30, the Products do not incorporate any software, source code, object code or algorithms the rights of which are owned or controlled by an entity other than Bridgeware.

     (f) (i) Except for Products reliant on a DOS operating system, Bridgeware and its Subsidiaries, and all Products, are Year 2000 Ready.
Schedule 2.30 lists all customers and clients that have licenses for Products reliant on a DOS operating system and specifies whether each customer or client has been notified that such Products are not Year 2000 Ready. "Year 2000 Ready" means that the Products, and Bridgeware and its Subsidiaries' systems, processes, products and services (including any software embedded in any products) ("Services"), will correctly identify, recognize and process multi-century dates, and the Products and Services will: (1) continue to function properly with regard to dates before, during and after the transition to year 2000 including, but not limited to, the ability to roll dates from December 31, 1999 to January 1, 2000 and beyond with no errors or system interruptions; (2) accurately perform calculations and comparisons on dates that span centuries; (3) properly sort and sequence dates that span centuries; (4) understand that the year 2000 starts on a Saturday; (5) recognize that February 29, 2000 is a valid date and that the Year 2000 has 366 days; (6) prohibit use of date fields for any purpose other than to store valid dates; (7) preclude the use of 12/31/99 or any other valid date to indicate something other than a date (e.g., 12/31/99 in a date field means "do not ever cancel"); and (8) comply with and conform to the specifications of American National Standard ANSI X3.30-1985, Representation for Calendar Date and Ordinal Date for Information Interchange.

               (ii) Bridgeware has conducted an audit of its critical contractors and suppliers regarding their Year 2000 Readiness and, except as set forth on Schedule 2.30, all critical contractors and suppliers are, to the best of Bridgeware's knowledge, Year 2000 Ready.

               (iii) Bridgeware has made no express or implied warranties regarding the Year 2000 Readiness of itself, any Subsidiary or any of its Products, except as set forth on Schedule 2.30.

     Section  2.31.  Absence of Undisclosed Liabilities.  Except as set forth on
Schedule 2.31, neither Bridgeware nor any Subsidiary has any indebtedness or liability which is not shown or provided for in the Interim Financial Statements.

     Section 2.32. Accounts Receivable. To Sellers' knowledge, the Accounts Receivable reflected in the Financial Statements, and all Accounts Receivable arising since the date thereof, represent or shall represent, net of reserves for doubtful accounts, bona fide claims against debtors for sales, services performed or other charges arising in the ordinary course of business, and are not subject to dispute or any counterclaim. All Accounts Receivable are collectible in the ordinary course of business (without the necessity of legal proceedings).

     Section 2.33. Claims Against Third Parties. Schedule 2.33 contains a list and brief description of all of Bridgeware's rights, claims and causes of action against third parties related to the conduct of the Business of which the Sellers are aware (the "Claims").

     Section 2.34. Bank Accounts. Schedule 2.34 contains a list of all bank accounts, escrow deposit accounts, money market accounts, brokerage accounts and similar accounts and safe deposit boxes of Bridgeware, including all accounts or other locations at which Bridgeware holds cash, cash equivalents or securities, with an identification of the name of the bank or brokerage firm, account number and the signatories thereto.

     Section 2.35. Survival. Notwithstanding any investigation conducted at any time with respect thereto, all representations and warranties contained in this Agreement, shall survive the execution, delivery, and performance hereof, for a period of one year after the Closing and until the resolution of all Indemnification Notices and Litigation Notices received by an Indemnifying Party prior to the expiration of the one year period; provided, however, that (i) the representations and warranties contained in Section 2.08 shall survive for a period ending on the sixtieth (60th) day after expiration of the applicable statute of limitations (after giving effect to any extensions thereof) has expired and until the resolution of all Indemnification Notices and Litigation Notices received by an Indemnifying Party prior to the sixtieth (60th) day after expiration of the applicable statute of limitations, and (ii) the representations and warranties contained in Article III, below, shall survive for an indefinite period.

ARTICLE  III.

REPRESENTATIONS  AND  WARRANTIES  OF  THE  SELLERS

     As a material inducement to the Acquiror to enter into this Agreement, to enter into all other agreements and documents executed by the Acquiror in connection with this Agreement and to consummate the transactions contemplated hereby and thereby, each of the Sellers severally represents and warrants to the Acquiror with respect to itself, himself or herself (as the case may be) only that:

     Section 3.01. Title to Property. Except as set forth on Schedule 3.01, such Seller has good and marketable title to the Shares owned by such Seller, free and clear of all adverse claims and Liens, buy-sell agreements, cross-purchase agreements, shareholder agreements or restrictions or rights of any kind. The Shares owned by such Seller represent the percentage ownership of Bridgeware set forth as such Seller's Fractional Interest on Exhibit A hereto.

     Section 3.02. Authorization; Power; No Violation. Such Seller has the full capacity, right, power and authority to enter into, execute and deliver this Agreement, carry out his/her/its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. No further action is necessary by the Seller to make this Agreement valid and binding upon and enforceable against such Seller in accordance with the terms hereof or to carry out the transactions contemplated hereby. The execution and delivery of this Agreement, and the fulfillment and compliance with the terms and conditions hereof will not: (a) conflict with, violate, result in breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any provision of the organizational documents of such Seller, if applicable, or any of the terms, conditions or provisions of any note, lien, bond, mortgage, indenture, license, lease, contract, commitment, agreement, understanding, arrangement, restriction or other instrument or obligation to which the Seller is a party or by which such Seller or its properties or assets may be bound, (b) violate any law, rule or regulation of any government or governmental agency or body, or any judgment, order, writ, injunction, or decree of any court, administrative agency or governmental agency or body applicable to such Seller or any of its properties, assets or outstanding shares or other securities, or (c) constitute an event which, with or without notice, lapse of time or action by a third party could result in the creation of a Lien upon any of the assets or properties of the Seller, or cause the maturity of any liability, obligation or debt of such Seller to be accelerated or increased.

     Section 3.03. Consents and Approvals. The execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby will not require any notice to, or consent, waiver, authorization or approval from, any court or governmental agency or body or any other person or declaration to, or a filing or registration with, any governmental agency or body or other person.

     Section 3.04. Investment Intent. Such Seller is acquiring the Acquiror Common Stock for his/her/its own account for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder (the "Securities Act"). Such Seller will not sell or otherwise dispose of any of the Acquiror Common Stock in a manner which would require registration under the Securities Act or any applicable state or local blue sky or other securities law unless such registrations are effected. Such Seller acknowledges and agrees that the certificates representing the Acquiror Common Stock shall bear a legend in substantially the following form:

     "THE  SHARES  REPRESENTED BY THIS CERTIFICATE HAVE NOT      BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH."

     Section 3.05. Access to Information. Such Seller has received and reviewed a copy of the audited financial statements of the Acquiror as of and for the year ending December 31, 1997. Such Seller has had the opportunity to ask questions of, and receive satisfactory answers from, the management of the Acquiror concerning the operations and financial condition of the Acquiror and its business necessary to make an informed decision to invest in the Acquiror Common Stock.

     Section 3.06. Sophistication of the Sellers. Such Seller has such knowledge and experience in financial and business matters that such entity or person is capable of evaluating the merits and risks of an investment in the Acquiror Common Stock and has been advised by professional advisors, including attorneys and accountants, with respect to all aspects of owning the Acquiror Common Stock, including the impact of all relevant securities and tax laws on such ownership.

ARTICLE  IV.

REPRESENTATIONS  AND  WARRANTIES  OF  THE  ACQUIROR

     As a material inducement to Bridgeware and the Sellers to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Acquiror represents and warrants to Bridgeware and the Sellers that:

     Section 4.01. Organization; Qualification. The Acquiror is a corporation duly incorporated and validly existing under the laws of the State of Indiana for which the most recent biennial report has been filed with the office of the Secretary of State of Indiana and for which no articles of dissolution have been filed with such office. The Acquiror has all requisite corporate power and authority and all governmental licenses, authorizations, consents and approvals necessary to own, lease and operate its properties and to carry on its business as now being conducted. The Acquiror is duly qualified as a foreign corporation and is in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of the properties owned, leased or operated by it or the nature of the businesses conducted by it, except in such jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.

     Section 4.02. Authority; Power; and No Violation. The execution and delivery of this Agreement by the Acquiror has been authorized by all necessary corporate action on the part of the Acquiror. The Acquiror has the requisite corporate power and authority to own, lease and operate its business as it is now being conducted, to execute and deliver this Agreement, and to take any and all other actions required to be taken by it pursuant to the provisions of this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Acquiror enforceable against the Acquiror in accordance with its terms. Except as set forth on Schedule 4.02, the execution and delivery of this Agreement and the fulfillment or compliance with the terms hereof, will not (a) conflict with, violate, result in a breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation, or acceleration under any provision of the Articles of Incorporation or Bylaws of the Acquiror or any of the terms, conditions or provisions of any note, lien, bond mortgage, indenture, license, lease, contract, commitment, agreement, understanding, arrangement, restriction, or other instrument or obligation to which the Acquiror is a party or by which the Acquiror or any of its respective properties or assets may be bound; (b) violate any law, rule or regulation of any government or governmental agency or body, or any judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental agency or body applicable to the Acquiror or any of its respective properties, assets, or outstanding shares or other securities; or (c) constitute an event which, with or without notice, lapse of time, or action by a third party, could result in the creation of any Lien upon any of the assets or properties of the Acquiror or cause the maturity of any liability, obligation, or debt of the Acquiror to be accelerated or increased.

     Section 4.03. Consents and Approvals. Except as required by the Securities Act or as set forth on Schedule 4.03(a), the execution, delivery, and performance of this Agreement by the Acquiror and the consummation by the Acquiror of the transactions contemplated hereby will not require any notice to, or consent, authorization or approval from any court or governmental authority or any other third party. Except as set forth in Schedule 4.03(b), any and all notices, consents, authorizations and approvals set forth in Schedule 4.03(a) have been or prior to the Closing will be made and obtained.

     Section 4.04. SEC Documents and Other Reports. The Acquiror is in compliance with all applicable state and federal securities laws. Without limiting the foregoing, the Acquiror timely has filed all periodic reports and other filings required to be filed by it with the SEC (the "Acquiror SEC Documents"). As of their respective dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Acquiror included in the Acquiror SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by the regulations of the Commission) consistently applied throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position, results of operations and cash flows of the Acquiror as of the dates or for the periods indicated therein, subject, in the case of the unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure.

     Section 4.05. Shares. The issued and outstanding shares of the Acquiror Common Stock are, and, when issued, the Consideration Shares will be, duly authorized validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities laws. The Consideration Shares will not be issued in violation of any preemptive rights held by any shareholder of the Acquiror.

     Section 4.06. Broker's or Finder's Fees. Except as set forth on Schedule 4.06, no agent, broker, investment banker or other person or firm acting on behalf of the Acquiror or any of its directors, executive officers, or under the authority of any of them, is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with any of the transactions contemplated hereby.

ARTICLE  V.

INDEMNIFICATION

     Section 5.01. Indemnification by the Sellers. Each of the Sellers, jointly and severally except as expressly limited in this Article V, shall indemnify and hold harmless the Acquiror and Bridgeware and their respective successors, shareholders, officers, directors, Affiliates, Subsidiaries and agents (the "Acquiror Parties") from and against any and all damages, losses, obligations, demands, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable attorneys' fees (and costs and reasonable attorneys' fees in respect of any action, including arbitration, to enforce this provision) (each an "Indemnity Loss"), arising from or relating to (a) any misrepresentation or omission in or any breach of any representation or warranty by Bridgeware or the Sellers, or any breach or failure of Bridgeware or the Sellers to perform or fulfill any covenant, agreement or obligation of Bridgeware or the Sellers, contained in this Agreement, (b) any liability, obligation or commitment of any nature (absolute, accrued, contingent or other) imposed by the Office of the Chief Scientist of Israel and costs and expenses related thereto ("OCS Liabilities"), (c) failure, prior to the Closing Date, to file any Returns or to withhold or pay any Taxes due or payable on or before the Closing Date (without regard to any extensions), (d) any obligation or liability to a customer or client which arises from circumstances existing or occurring on or before the Closing Date and (e) any and all actions, suits, investigations, proceedings, demands, assessments, audits, and judgments arising out of any of the foregoing.

     Notwithstanding the foregoing, each of the Sellers severally and not jointly shall indemnify and hold harmless the Acquiror and Bridgeware and their respective successors, shareholders, officers, directors, Affiliates, Subsidiaries and agents from any Indemnity Loss arising from or related to any misrepresentation or omission in or any breach of any representation or warranty contained in Article III of this Agreement or in any closing certificate or other closing document delivered pursuant thereto by Bridgeware or the Sellers.

     Section 5.02. Indemnification by the Acquiror. The Acquiror shall indemnify and hold harmless the Sellers and any respective successors from and against any and all Indemnity Losses resulting from or relating to (a) any misrepresentation or omission in or any breach of any representation or warranty, or any breach or failure of the Acquiror to perform or fulfill any covenant, agreement or obligation of the Acquiror contained in this Agreement and (b) any and all suits, actions, investigations, proceedings, demands, assessments, audits, and judgments arising out of any of the foregoing.

     Section 5.03. Limitations on Indemnification. Notwithstanding any other provisions of this Agreement, the indemnity obligations of the parties provided for in this Agreement shall be subject to the following limitations and conditions:

          (a) The Acquiror Parties shall be entitled to indemnification only to the extent that the aggregate amount of all Indemnity Losses suffered by the Acquiror Parties taken as a whole exceeds $200,000, and the maximum aggregate indemnification amount to which the Acquiror Parties shall be entitled shall be $1,000,000; provided, however, that (i) the Sellers' obligation to indemnify the Acquiror Parties against Indemnity Losses arising as a result of the representations and warranties contained in Article III of this Agreement shall not be subject to any indemnification threshold, and the maximum aggregate indemnification amount to which the Acquiror Parties shall be entitled as a result of the representations and warranties contained in Article III of this Agreement shall be the amount of Purchase Price; and (ii) the Sellers' obligation to indemnify the Acquiror Parties against OCS Liabilities shall not be subject to the terms of this Section 5.03(a) but shall be subject to the terms of Section 5.03(b).

          (b) Notwithstanding the above, the Acquiror Parties shall be entitled to indemnification against Indemnity Losses arising as a result of OCS Liabilities only to the extent that the aggregate amount of OCS Liabilities exceeds $300,000, and the maximum aggregate indemnification amount to which the Acquiror Parties shall be entitled with respect to OCS Liabilities shall be $475,000. The Sellers shall not have any liability for Indemnity Losses relating to OCS Liabilities except to the extent that Indemnification Notices and/or Litigation Notices relating thereto are received by the Sellers on or before the second anniversary of the Closing Date.

          (c) Notwithstanding any other provision of this Agreement, the maximum amount which the Acquiror Parties may recover from any Seller with respect to any Indemnity Loss shall be limited to an amount equal to such Seller's pro rata portion of the Indemnity Loss, determined based upon such Seller's Fractional Interest; provided, however, that such limitation shall not apply in the case of an Indemnity Loss suffered as a result of the representations and warranties contained in Article III of this Agreement.

     Section 5.04. Notice. If an indemnified party (the "Claimant") believes that it has suffered or incurred any Indemnity Loss, it shall so notify the party which the Claimant believes has an obligation to indemnify (the "Indemnifying Party") promptly in writing describing such loss or expense, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity (the "Indemnification Notice"). If any action at law, suit in equity, or administrative action is instituted by or against a third party with respect to which the Claimant intends to claim any liability or expense as an Indemnity Loss under this Article V, it shall promptly notify the Indemnifying Party in writing of such action or suit describing such loss or expenses, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity (the "Litigation Notice") in lieu of an Indemnification Notice. After delivering the Indemnification Notice or the Litigation Notice, as the case may be, the Claimant shall provide to the Indemnifying Party such information as is reasonably requested by the Indemnifying Party, including all documents filed with any court or governmental agency, to assist the Indemnifying Party in determining whether to indemnify the Claimant against such Indemnity Loss.

     Section 5.05. Defense of Claims. The Indemnifying Party shall have 30 business days after receipt of the Litigation Notice to notify the Claimant that it acknowledges its obligation to indemnify and hold harmless the Claimant with respect to the Indemnity Loss set forth in the Litigation Notice and that it elects to conduct and control any legal or administrative action or suit with respect to an indemnifiable claim (the "Election Notice"). If the Indemnifying Party gives a Disagreement Notice or does not give the foregoing Election
Notice, the Claimant shall have the right to defend, contest, settle, or compromise such action or suit in the exercise of its exclusive discretion. If the Indemnifying Party gives the foregoing Election Notice, the Indemnifying Party shall have the right to undertake, conduct, and control, through counsel of its own choosing and at its sole expense, the conduct and settlement of such action or suit, and the Claimant shall cooperate with the Indemnifying Party in connection therewith; provided, however, that (a) the Indemnifying Party shall not thereby consent to the imposition of any injunction against the Claimant without the written consent of the Claimant; (b) the Indemnifying Party shall permit the Claimant to participate in such conduct or settlement through counsel chosen by the Claimant, but the fees and expenses of such counsel shall be borne by the Claimant except as provided in clause (c) below; and (c) upon a determination of such action or suit, the Indemnifying Party shall promptly reimburse the Claimant, to the extent required under this Article V, for the full amount of any Indemnity Loss incurred by the Claimant except for fees and expenses of counsel that the Claimant incurred after the assumption of the conduct and control of such action or suit by the Indemnifying Party in good faith; (d) the Claimant shall have the right to pay or settle any such action or suit, provided that in such event the Claimant shall waive any right to indemnity therefor by the Indemnifying Party and no amount in respect thereof shall be claimed as an Indemnity Loss under this Article V.

     Section 5.06. Computation of Indemnity Losses. The amount of Indemnity Losses hereunder shall be computed after giving effect to the receipt of any and all insurance proceeds with respect thereto.

     Section 5.07. Payment of Losses. The Indemnifying Party shall pay to the Claimant in cash the amount to which the Claimant may become entitled by reason of the provisions of this Article V, within 15 Business Days after such amount is determined either by mutual agreement of the parties or pursuant to the arbitration proceeding described in Article VIII of this Agreement. Notwithstanding the above, if Sellers are the Indemnifying Party, they may pay the Acquiror Parties in cash or with Consideration Shares which Consideration Shares shall have the Value as of the date the payment obligation is determined. If the Sellers do not pay the Acquiror Parties as provided herein, the Acquiror may, at its option, reduce and cancel the Consideration Shares in satisfaction of the amounts owed hereunder (subject to the limitations on indemnity provided herein), and, for such purposes, the Consideration Shares shall have the Value as of the date the payment obligation is determined.

ARTICLE  VI.

TAXES

     Section 6.01. Post Closing Taxes. The Sellers shall prepare and file any Return related to Taxes for periods up to and including the Closing Date and shall bear all liability with respect to Taxes due and payable for periods up to and including the Closing Date to the extent not reflected in the Closing Date Balance Sheet.

     Section 6.02. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees incurred in connection with this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Returns and documentations with respect to such Taxes.

ARTICLE  VII.

CLOSING

     Section 7.01. Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Ice Miller Donadio & Ryan, One American Square, Suite 3400, Indianapolis, Indiana on or before August 4, 1998 (the "Closing Date"). The parties agree to use their best efforts to close the transactions contemplated by this Agreement subject to the terms and conditions provided herein.

     Section 7.02. Deliveries by Bridgeware and the Sellers. At the Closing, Bridgeware or the Sellers, as the case may be, shall deliver to the Acquiror the following duly executed documents and other items. The Acquiror's obligations hereunder are expressly conditioned upon delivery of each of such documents and items in a form reasonably satisfactory to the Acquiror.

          (a) A written opinion of Bridgeware's Counsel, in substantially the form of Exhibit 7.02(a)(i), a written opinion of Fish and Ben-Ari, in substantially the form of Exhibit 7.02(a)(ii), and a written opinion of Reed, Elliot, Creech & Roth, in substantially the form of Exhibit 7.02(a)(iii).

          (b) The resignations of all officers and directors of Bridgeware and its Subsidiaries, dated as of the Closing Date.

          (c) Nondisclosure, noncompetition and nonsolicitation agreements between the Acquiror and each of the Sellers, in substantially the form of
Exhibit  7.02(c)  .

          (d)     The  Escrow  Agreement,  as  specified  in  Section  1.04.

          (e)     Certificates  of  Good  Standing  of  Bridgeware  and  each
Subsidiary, issued by the Secretary of State of the jurisdiction of organization, dated within five days of the Closing Date.

          (f) A Certified Copy of the Articles or Certificate of Incorporation, including all amendments, of Bridgeware and each Subsidiary, issued by the Secretary of State of the jurisdiction of organization, dated within five days of the Closing Date.

          (g) Copies of the Bylaws or Operating Agreement of Bridgeware and each Subsidiary as in effect on the Closing Date certified by the Secretary of each Company.

          (h) Copies of the resolutions of Board of Directors and shareholders of Bridgeware approving this Agreement and the transactions contemplated hereby, certified by the Secretary of Bridgeware.

          (i) Copies of the resolutions of the Board of Directors of the Subsidiary approving transfer of the BDL Share from Yaron Ben-Ari to the Acquiror, certified by the Secretary of the Subsidiary.

          (j) The certificates representing the Shares duly endorsed or accompanied by stock powers duly executed in blank with appropriate transfer stamps, if any, affixed, and any other documents that are necessary to transfer title to the shares from the Sellers to the Acquiror, free and clear of all Liens.

          (k) Confirmation reasonably acceptable to the Acquiror that Bridgeware's stock option plan has been terminated and all options previously granted thereunder have either (i) been exercised and the former option holder is selling the stock received upon the exercise of such options pursuant to this Agreement or (ii) canceled.

          (l)     A  fully  executed  original  of  this  Agreement.

          (m) Any Schedules called for in this Agreement must have been delivered to the Acquiror at least five days prior to the Closing.

          (n) A non-foreign affidavit, in a form mutually agreed upon by the parties.

          (o)     Transfer  of  the  BDL  Share,  as  provided  in Section 9.05.

          (p) A copyright assignment, executed by Uzi Nitsan and Brain Designs, Inc., substantially in the form of Exhibit 7.02(p).

     Section 7.03. Deliveries by the Acquiror. At the Closing, the Acquiror shall deliver to the Sellers the following duly executed documents and other items. The Sellers' obligations hereunder are expressly conditioned upon delivery of each of such documents and items in form reasonably satisfactory to the Sellers.

          (a) A letter to the Transfer Agent, executed by a duly authorized officer of the Acquiror, instructing the Transfer Agent to issue the Consideration Shares to the Sellers and to deliver certificates for the Consideration Shares to the Sellers' Representative.

          (b) The nondisclosure, noncompetition and nonsolicitation agreements, as specified in Section 7.02(c).

          (c)     The  Escrow  Agreement,  as  specified  in  Section  1.04.

          (d)     The  Cash  Consideration,  as  set  forth  in  Article  I.

          (e) A written opinion of Acquiror's Counsel, in substantially the form of Exhibit 7.03(e).

          (f)     A  fully  executed  original  of  this  Agreement.


ARTICLE  VIII.

REMEDIES

     Section  8.01.  Dispute  Resolution.

          (a) If (i) in the case of an indemnification claim, an Indemnifying Party does not agree that the Claimant is entitled to full reimbursement for the amount specified in the Indemnification Notice or the Litigation Notice or (ii) in the case of all other disputes concerning the meaning, interpretation and application of this Agreement or arising out of the transactions contemplated by this Agreement or any breach thereof, the parties from whom recovery is sought do not agree that the parties seeking recovery are entitled to full reimbursement for a claim, the parties from whom relief is sought shall notify the parties seeking recovery in writing (the "Disagreement Notice"). In the case of an indemnification claim, the Disagreement Notice shall be delivered within 20 days of the Indemnifying Party's receipt of the Indemnification Notice or Litigation Notice, as the case may be. In all other cases, the Disagreement Notice shall be delivered within 20 days of delivery by the parties seeking recovery of written notice of a claim to the parties from whom relief is sought. In the case of an indemnification claim, failure to deliver a Disagreement Notice in a timely manner shall be considered an express acknowledgment by an Indemnifying Party of its obligation to indemnify and hold harmless the Claimant with respect to the Indemnity Loss set forth in the Indemnification Notice or the Litigation Notice, as the case may be. In all other cases, failure to deliver a Disagreement Notice in a timely manner shall also be considered an express acknowledgment by the parties from whom relief is sought of its obligation to the parties seeking recovery with respect to the claims set forth in the written notice of the claim.

          (b) For 15 days following delivery of a Disagreement Notice (the "Negotiation Period"), the parties shall negotiate to resolve the dispute in good faith. The persons attending any settlement negotiations shall have the authority to accept a settlement. After the end of the Negotiation Period, either party may request, in writing, a non-binding mediation with the assistance of a neutral mediator from a recognized mediation service. The party requesting the mediation shall arrange for the mediation services, subject to the approval of the other parties, which other parties shall not unreasonably withhold, condition or delay approval. Mediation shall take place in a neutral location in San Francisco County, California. Mediation may be scheduled to begin any time after expiration of the Negotiation Period, but with at least 10 days written notice to all parties. The parties shall participate in the mediation in good faith and shall devote reasonable time and energy to the mediation so as to promptly resolve the dispute or conclude with the mediator that they cannot resolve the dispute. The persons attending the mediation shall have the authority to accept a settlement.

          (c) The parties shall submit the dispute to final and binding arbitration 30 days following (i) the beginning of the mediation process described in Section 8.01(b) or (ii) the end of the Negotiation Period, if no party has requested mediation. Except as otherwise expressly provided herein, arbitration shall be in accordance with the commercial rules of the American Arbitration Association. Arbitration shall take place in a neutral location in San Francisco County, California. The arbitrator(s) shall apply the substantive law of the State of California to the dispute and shall have the power to interpret the law to the extent that it is not clear. At the election of any party, arbitration shall be conducted by three neutral arbitrators appointed in accordance with the rules of the American Arbitration Association if (a) the amount in controversy is greater than $50,000 (exclusive of interest and attorneys' fees) or (b) a party sought to be enjoined disputes that he, she or it has engaged in, or asserts that he, she or it should be able to engage in, the actions sought to be enjoined. In all other cases, the matter shall be arbitrated by a single neutral arbitrator selected in accordance with the rules of the American Arbitration Association. Notwithstanding the above, the arbitrators shall in all cases be reasonably experienced in the arbitration of commercial disputes.

          (d) All costs and expenses of mediation as provided in Section 8.01(b) above shall be born by the party requesting the mediation unless otherwise agreed by the parties in writing or otherwise provided herein. All costs and expenses incurred in conducting the arbitration proceeding provided for in Section 8.01(c), including attorneys' fees, shall be borne exclusively by the losing party as determined by the arbitrator(s); provided, however, that the arbitrator(s) may determine that more than one party is a losing party in which event the arbitrator(s) shall allocate the costs and expenses of the arbitration among such losing parties as the arbitrator(s) deem just and fair. Notwithstanding the above, if the arbitrator(s) determine(s) that the actions of a party or its counsel have unreasonably or unnecessarily delayed the resolution of the matter, the arbitrator(s) may require such party to pay all or part of the cost of the arbitration or mediation proceedings otherwise payable by the other party and may require such party to pay all or part of the attorneys' fees of the other party. This provision permits an award of attorneys' fees against a party regardless of which party is the prevailing party.

          (e) There shall be no arbitration of any dispute that would otherwise be barred by a statute of limitations if the dispute were to be brought in a court of law. The arbitrator(s) shall not have the power to award punitive, consequential, indirect or special damages. The arbitrator(s) shall have the power to determine what disputes between the parties are the proper subject of arbitration. At the request of any party, the mediators, arbitrator(s), attorneys, parties to the mediation or arbitration, witnesses, experts, court reporters or other persons present at a mediation or arbitration shall agree in writing to maintain the strict confidentiality of the arbitration. The parties may agree to consolidate claims in a single arbitration, or, upon motion of any party, any arbitrator may order consolidation of claims. A party may apply to the arbitrator(s) for prejudgment remedies and emergency relief in the form of a temporary restraining order pending final determination of a dispute in accordance with Section 8.01. Each party has been represented by counsel in the negotiation of this Agreement.

          (f) The parties hereby irrevocably consent to be bound by the determination of the arbitrator(s) with respect to all disputes hereunder. The parties surrender and waive the right to submit any dispute to a court or jury or appeal to a higher court. The parties have selected binding arbitration for the final resolution of disputes among them to take advantage of the savings of time and money that arbitration represents. The parties make this choice with the understanding that there will be no appellate remedy if the arbitrator makes a mistake in its findings of fact or its determinations of law.

          (g) The award of the arbitrator(s) shall be enforceable according to the applicable provisions of the California Code of Civil Procedure, sections 1280 et seq. A party who fails to participate in a negotiation, mediation or arbitration instituted under this Section 8.01 or who admits to liability and the amount of damage shall be deemed to have defaulted. Such default may be entered and enforced in the same manner as a default in a civil law suit.

     Section 8.02. Governing Law. This Agreement and all transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of the State of California, notwithstanding any state's choice of law rules to the contrary. Each of the Acquiror, Bridgeware and the Sellers hereby agrees and covenants to be subject to the jurisdiction of the federal and state courts of the State of California in any suit, action or proceeding arising out of this Agreement or the transactions contemplated hereby and agree that jurisdiction and venue shall be exclusively in San Francisco County, California.

ARTICLE  IX.

OTHER  MATTERS

     Section 9.01. Bridgeware Debt. As soon as reasonably possible following the Closing, the Acquiror shall cause the parties identified on Schedule 9.01 to be removed as guarantors of the credit facilities identified on Schedule 9.01.

     Section 9.02. 401(k) Plan Transfer. Bridgeware shall cause the trustees for the Bridgeware 401(k) plan to merge and transfer the assets representing the account balances (vested or not) of the Bridgeware employees under the plan as of the Closing to the Made2Manage Plan, and the Sellers shall indemnify and hold the Acquiror, Bridgeware and the Made2Manage Plan harmless from and against any and all liabilities and claims (including reasonable attorneys' fees and other costs of litigation) with respect to such transfer.

     Section 9.03. Other Employee Benefit Plans. As of the Closing and except as otherwise provided in this Agreement, all Employee Benefit Plans shall be terminated, and the employees of Bridgeware shall become participants in the Made2Manage Plan, subject to all terms and conditions of the Made2Manage Plan.

     Section 9.04. Post-Closing Registration of Shares. If, after one (1) year following the date of this Agreement, the Sellers desire to sell, but are unable to sell, the Consideration Shares pursuant to Rule 144 of the Securities Act, the Acquiror shall, upon written request of any of the Sellers, file with the Commission a registration statement on Form S-3 seeking to cause the registration of the Consideration Shares pursuant to applicable provisions of the Securities Act and shall use its reasonable efforts to get such registration effected. Upon a declaration by the Commission that such registration statement is effective, such Form S-3 can be utilized by the Sellers for resale of such previously unregistered shares as selling shareholder.

     Section 9.05. Subsidiary Shares. At the Closing, Yaron Ben-Ari shall sell, convey, transfer, assign and deliver to the Acquiror his single share of capital stock in Bridgeware Development Limited (the "BDL Share"). Yaron Ben-Ari represents and warrants to the Acquiror that he has good and marketable title to the BDL Share, free and clear of all adverse claims and Liens, buy-sell agreements, cross-purchase agreements, shareholder agreements or restrictions or rights of any kind and that he has full power and authority to convey the BDL Share to the Acquiror.

     Section 9.06. Director and Officer Indemnification. Following the Closing, the Acquiror shall assure that Bridgeware's Articles of Incorporation and Bylaws shall not be amended, repealed or otherwise adjusted so as to compromise the indemnification rights of the officers and directors of Bridgeware for matters occurring prior to the Closing.

     Section 9.07. Year 2000 Ready. On or before December 31, 1998, the Sellers shall cause all Services and Products (other than Products reliant on a DOS operating system) to correctly identify, recognize and process four-digit year dates and to accept and properly process dates that could span more than 100 years (e.g., calculating a person's age from their birth date and the current date).

ARTICLE  X.

MISCELLANEOUS

     Section 10.01. Counterparts; Signatures. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree to accept facsimile copies of signatures to this Agreement as originals.

     Section 10.02. Best Efforts; Cooperation. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. The parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, and from time to time, upon the request of any other party to this Agreement and without further consideration, to execute, acknowledge and deliver in proper form any further instruments, and take such other action as such other party may reasonably require, in order to effectively carry out the intent of this Agreement.

     Section 10.03. Expenses. Each of the parties hereto shall pay their own expenses incurred in connection with the transactions provided for in this Agreement, including, but not limited to, the fees and expenses of their respective counsel and other advisors.

     Section 10.04. Index and Captions. The index and the captions of the Articles and Sections of this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of this Agreement.

     Section 10.05. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon delivery, if personally delivered; (b) on the fifth day after being deposited with the U.S. Postal Service, if sent by certified or registered mail, return receipt requested; (c) on the next day after being deposited with a reliable overnight delivery service; or (d) upon receipt of an answer back, if transmitted by facsimile, postage prepaid in all cases other than facsimile, addressed to the other party at the following addresses, or facsimile numbers in the case of a facsimile:

     If  to  Bridgeware  or  any  of  the  Sellers:     Bridgeware,  Inc.
          3566  Investment  Blvd.
          Hayward,  California  94545
          Attention:  Kyle  Sanford
          Telecopy:  (510)  782-7607

     Copies  to:     Enterprise  Law  Group
          4400  Bohannon  Drive,  Suite  280
          Menlo  Park,  CA  94025
          Attention:  Denny  S.  Roja,  Esq,  and
                            Wayland  M.  Brill,  Esq.
          Telecopy:  (650)  462-4747

     If  to  the  Acquiror,  to:     Made2Manage  Systems,  Inc.
          9202  Purdue  Road
          Indianapolis,  Indiana  46268
          Attention:  David  B.  Wortman
          Telecopy:  (317)  870-9074

     Copies  to:     Ice  Miller  Donadio  &  Ryan
          One  American  Square,  Box  82001
          Indianapolis,  IN  46282-0002
          Attention:  Steven  K.  Humke,  Esq.
          Telecopy:  (317)  236-2219

Any party may change its address for purposes of this Section 10.05 by giving the other parties written notice of the new address in the manner set forth above.

     Section 10.06. Entire Agreement. This Agreement and the agreements expressly contemplated herein, including the Exhibits and Schedules referred to herein which form a part of this Agreement, contain the entire understanding of the parties with respect to the transactions provided for in this Agreement and supersedes all prior agreements and understandings, written or oral, between the parties with respect to the transactions contemplated by this Agreement.

     Section 10.07. Access to Records. The Acquiror shall retain possession of all files and records which relate to the Business before the Closing Date, for a period equal to the longest period set forth in Section 2.35 hereof and shall provide Sellers with reasonable access thereto. In addition, from and after the Closing Date, upon reasonable notice and during normal business hours, the Acquiror shall provide to the Sellers and their attorneys, accountants and other representatives, at a Seller's expense, access to such files and records as the Sellers may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute, and/or defend any return, filing, audit, protest, claim, suit, inquiry, or other proceeding. The Sellers shall be entitled, at their own expense, to make and to retain copies of any such records in existence as of the Closing.

     Section 10.08. Waiver of Compliance; Modifications. The party for whose benefit a warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other party hereto, and any defaults hereunder; provided, however, that such waiver shall not affect or impair the waiving party's rights with respect to any other warranty, representation or covenant or any default hereunder. No supplement, modification or amendment of this Agreement shall be binding unless it is in writing and executed by all of the parties hereto.

     Section 10.09. Validity of Provisions. Should any part of this Agreement be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of the remaining portions of this Agreement, which shall continue in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated therefrom, it being the intent of the parties that they would have executed the remaining portions of this Agreement without including any such part or portion which may be declared invalid.

     Section 10.10. No Intention to Benefit Third Parties. The provisions of this Agreement are not intended to, and shall not, benefit any Person other than the parties to this Agreement, the provisions hereof are not intended to, and shall not create any third party beneficiary right in any Person.

     Section 10.11. Successors and Assigns. No party to this Agreement may assign any of its rights or obligations under this Agreement, without the prior written consent of all other parties, which consent shall not be unreasonably withheld.

     Section  10.12.  Construction.

          (a) As used herein, "knowledge of the Sellers" and words of similar import shall mean the actual knowledge of the Sellers as well as the knowledge a Seller could be reasonably presumed to possess by virtue of such Seller's relationship or position with Bridgeware or its Subsidiaries. It is understood and agreed that such knowledge of any Seller, for purposes hereof, shall be attributable to the other Sellers.

          (b) The words "hereof", "herein", "hereto", "hereunder" and "hereinafter" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (c) The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

          (d) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

          (e)     The  word  "including"  means "including, without limitation."

          (f) Words of any gender used in this Agreement shall be held and construed to include any other gender; words in the singular shall be held to include the plural; and words in the plural shall be held to include the singular; unless and only to the extent the context indicates otherwise.

     Section 10.13. Sellers' Representative. Sellers hereby appoint Sellers' Representative as their common representative and their true and lawful attorney-in-fact with respect to all matters hereunder, including, without limitation, adjustment of the Purchase Price under Article I and indemnification proceedings under Article VIII, with full power and authority to act on their behalf, including the settlement of any claim. Any action taken by the Sellers' Representative shall be binding on the Sellers as if directly taken by each of them. The Sellers further agree that any notice required to be delivered by the Acquiror to the Sellers shall be deemed to have been duly given to all of the Sellers if delivered to the Sellers' Representative.

ARTICLE  XI.

DEFINITIONS

     For purposes of this Agreement, the following terms shall have the following meanings (such meanings applicable to both the singular and plural forms of the terms defined):

     "Accounts Receivable" means all accounts and notes receivable, rights to refunds and deposits of Bridgeware and its Subsidiaries.

     "Acquiror"  has  the  meaning  set forth in the Preamble to this Agreement.

     "Acquiror Common Stock" means common stock, without par value, of the Acquiror.

     "Acquiror's  Counsel"  means  Ice  Miller  Donadio  &  Ryan.

     "Acquiror Parties" has the meaning set forth in Section 5.01 of this Agreement.

     "Acquiror SEC Documents" has the meaning set forth in Section 4.04 of this Agreement.

     "Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person.

     "Agreement" means this Stock Purchase Agreement as the same may be amended, modified, restated or replaced from time to time.

     "Annual Financial Statements" has the meaning set forth in Section 2.06 of this Agreement.

     "Assets" means tangible, current assets of Bridgeware including, without limitation, cash and Accounts Receivable and also including the net book value of automobiles leased by Bridgeware.

     "BDL  Share"  has  the  meaning  set  forth  in  Section  9.05  hereof.

     "Bridgeware"  has  the  meaning specified in the Preamble of the Agreement.

     "Bridgeware's  Counsel"  means  Enterprise  Law  Group,  Inc.

     "Business"  has  the  meaning  set  forth in the Preamble to the Agreement.

     "Business Day" means any day other than a Saturday, Sunday and any day on which commercial banks in Indianapolis, Indiana are authorized or required by law to be closed.

     "Cash Consideration" has the meaning set forth in Section 1.02 of this Agreement.

     "Claimant"  has  the  meaning  set forth in Section 5.04 of this Agreement.

     "Claims"  has  the  meaning  set  forth  in Section 2.33 of this Agreement.

     "Closing" and "Closing Date" have the meanings set forth in Section 7.01 of this Agreement.

     "Closing  Date  Balance  Sheet" shall have the meaning set forth in Section
1.03  of  this  Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

     "COBRA"  has  the  meaning  specified  in  Section  2.18.

     "Commission" means the United States Securities and Exchange Commission, and any successor thereto.

     "Consideration Shares" has the meaning set forth in Section 1.02 of this Agreement.

     "Contracts"  has  the  meaning set forth in Section 2.14 of this Agreement.

     "Customers"  has  the  meaning  set  forth  in  Section  2.28  hereof.

     "Debt" means any obligation for borrowed money (and any notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money) or any obligation under any operating or capital lease, but excluding trade payables and other obligations entered into in the ordinary course of business.

     "Disagreement Notice" has the meaning set forth in Section 8.01 of this Agreement.

     "Election Notice" has the meaning set forth in Section 5.05 of this Agreement.

     "Employee Benefit Plan(s)" has the meaning set forth in Section 2.18 of this Agreement.

     "Employee Pension Benefit Plan" has the meaning set forth in Section 2.18 of this Agreement.

     "Employee Welfare Benefit Plan" has the meaning set forth in Section 2.18 hereof.

     "Environmental Claims" means all accusations, allegations, investigations, warnings, notice letters, notices of violations, liens, orders, claims, demands, suits, or administrative or judicial actions for any injunctive relief, fines, penalties, or any damage, including without limitation personal injury, property damage (including any depreciation of property values), lost use of property, natural resource damages, or environmental response costs arising out of Environmental Conditions or under Environmental Requirements.

     "Environmental Conditions" means the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata, or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, spilling, leaking, pumping, pouring, injecting, emptying, discharging, emitting, escaping, leaching, dumping, disposal, release, or threatened release of Hazardous Materials, whether or not discovered which could or does result in Environmental Claims. With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Materials at the work place or the exposure of persons or property to Hazardous Materials migrating or otherwise emanating from, to, or located at, under, or on the Real Property.

     "Environmental Requirements" means all present and future laws, rules, regulations, ordinances, codes, policies, guidance documents, approvals, plans, authorizations, licenses, permits issued by all government agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, all states and political subdivisions thereof, and any foreign body, and all judicial, administrative, and regulatory decrees, judgments, and orders relating to human health, pollution, or protection of the environment (including ambient air, surface water, ground water, land surface, or surface strata), including (i) laws relating to emissions, discharges, releases, or threatened releases of Hazardous Materials, and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport, or other handling of Hazardous Materials. Environmental Requirements shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund's Amendments and Reauthorization Act ("SARA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all other analogous laws or regulations promulgated or issued by any federal, state, foreign, or other governmental authority or body.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

     "Escrow Agent" means NBD Bank, N.A. as escrow agent under the Escrow Agreement and any successors thereto in such capacity.

     "Escrow Agreement" shall have the meaning specified in Section 1.04 hereof.

     "Escrow  Sum"  shall  have  the  meaning  set forth in Section 1.04 hereof.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations thereunder.

     "Existing Debt" has the meaning specified in Section 2.07 of this Agreement

     "Financial Statements" has the meaning set forth in Section 2.06 of this Agreement.

     "Fractional Interest" means the proportionate interest of each Seller in and to Shares of Bridgeware as set forth on Exhibit A to this Agreement.

     "Hazardous Materials" means (i) any substance that is or becomes defined as a "hazardous substance," "hazardous waste," "hazardous materials," pollutant, or contaminant under any Environmental Requirements, including, but not limited to, CERCLA, SARA, RCRA, and any other analogous federal, state, local, or foreign law; (ii) petroleum (including crude oil and any fraction thereof); and (iii) any natural or synthetic gas (whether in liquid or gaseous state).

     "Indemnification Notice" has the meaning set forth in Section 5.04 of this Agreement.

     "Indemnifying Party" has the meaning set forth in Section 5.04 of this Agreement.

     "Indemnity Loss" has the meaning set forth in Section 5.01 of this Agreement.

     "Intellectual Property" has the meaning set forth in Section 2.30 of this Agreement.

     "Interim Financial Statements" has the meaning set forth in Section 2.06 of this Agreement.

     "Leased Real Property" has the meaning set forth in Section 2.12 of this Agreement.

     "Liabilities" means current and long-term liabilities of Bridgeware; provided, however, that deferred revenue amounts recognized in accordance with generally accepted accounting principles are excluded and that Shareholder Debt and costs and expenses associated with the transactions contemplated by this Agreement are also excluded.

     "Lien" means any mortgage, deed of trust, lien, pledge, charge, claim, option, right of first refusal or call, encumbrance, easement, encroachment, right of a third party, security interest or other interest or restriction of any kind or character.

     "Litigation Notice" has the meaning set forth in Section 5.04 of this Agreement.

     "Made2Manage Plan" means, collectively, the employee benefit plans of the Acquiror.

     "Material Adverse Effect" means a material adverse effect on the assets, properties, results of operations or financial condition of Bridgeware and its Subsidiaries, taken as a whole.

     "Negotiation  Period"  has  the  meaning  set forth in Section 8.01 hereof.

     "OCS Liabilities" has the meaning set forth in Section 5.01 of this Agreement.

     "Permits"  have  the  meaning  set forth in Section 2.16 of this Agreement.

     "Person" means an individual, a corporation, a partnership, a limited liability company, a joint venture, an association, a trust or any other entity or organization including a government or political subdivision or an agency or instrumentality thereof.

     "Personal Property" has the meaning set forth in Section 2.13 of this Agreement.

     "Preamble" means the portion of this Agreement preceding Article I of this Agreement.

     "Products"  has  the  meaning  set forth in Section 2.30 of this Agreement.

     "Purchase Price" has the meaning set forth in Section 1.02 of this Agreement.

     "Real Property Lease" has the meaning specified in Section 2.12 of this Agreement.

     "Returns"  has  the  meaning  set  forth in Section 2.08 of this Agreement.

     "Securities Act" means the Securities Act of 1933, as amended, and the regulations thereunder.

     "Sellers"  has  the  meaning  set  forth  in the Preamble of the Agreement.
          "Sellers' Representative" means Kyle Sanford; provided, that after one year following the Closing Date, a majority of the Sellers may select a new Sellers' Representative. Upon such selection, the Sellers shall notify the Acquiror in writing. The Acquiror shall have the right to rely upon any such notification signed by a majority of the Sellers (without a duty to verify that the signatures are genuine).

     "Service"  has  the  meaning  set  forth in Section 2.30 of this Agreement.

     "Shareholder Debt" shall mean all Debt owed by Bridgeware or Subsidiary to any of its shareholders.

     "Shares"  has  the  meaning  set  forth  in the Preamble of this Agreement.

     "Subsidiary" and "Subsidiaries" have the meanings set forth in Section 2.01 of this Agreement.

     "Tax" means and includes any United States federal, state, local or foreign income, net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding on amounts paid by Sellers or Bridgeware or a Subsidiary, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom, duty, or any other tax obligation of Sellers or Bridgeware or a Subsidiary of any kind whatsoever arising from its or their operations and activities, together with any interest or penalty relating thereto, imposed by any Taxing Authority.

     "Tax Attribute Value" means the sum of (i) the amount of available federal research and development tax credits, (ii) the amount of available California research and development tax credits, (iii) 5.75 percent of the amount of California net operating loss carryforwards and (iv) thirty-four percent (34%) of the amount of federal net operating less carryforwards; provided that after the Closing, Bridgeware will file such amended Returns as may be necessary in order to receive such Tax Attribute Value at Sellers' cost. Tax Attribute Value will be calculated solely based on Returns with respect to Bridgeware's 1996 Tax year and previous years.

     "Taxing Authority" means any domestic or foreign governmental authority having responsibility for the imposition of any Tax.

     "Transfer  Agent"  means  American  Stock  Transfer  &  Trust  Co.

     "Value" shall mean the average value per share for the ten (10) days immediately preceding the applicable date of the average of the closing bid and ask prices for the Acquiror Common Stock for each such day as reported on the NASDAQ stock exchange.

     "Year 2000 Ready" has the meaning set forth in Section 2.30 of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

     THE  ACQUIROR

     MADE2MANAGE  SYSTEMS,  INC.


     By:
          David  B.  Wortman,  President  and
          Chief  Executive  Officer


     BRIDGEWARE

     BRIDGEWARE,  INC.


     By:
          Kyle  Sanford,  President


     THE  SELLERS



     Yaron  Ben-Ari



     Kyle  Sanford



     Uzi  Nitsan



     Deborah  Silva



     Lazaro  Fraiman

     Tom  Day



     William  Cloud



     Robert  Goldman



     John  Christensen



      Vibeke  Cloud